EXHIBIT 21.1

SUBSIDIARIES OF KREIDO BIOFUELS, INC.

The table below sets forth all subsidiaries of Kreido Biofuels, Inc. and the state or other jurisdiction of incorporation or organization of each.

Subsidiary	State of Incorporation

Kreido Laboratories	California